Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004, 333-159715, 333-164792 and 333-144820 and Form S-3 Nos. 333-153596, 333-167188 and 333-171936 of ADA-ES, Inc. and Subsidiaries of our report dated March 15, 2012, except for Note 7, Note 8, Note 9, Note 13, Note 15 and Note 16, as to which the date is October 15, 2012, discussing the restatement to the consolidated financial statements (the “Restatement”), relating to the consolidated financial statements of ADA-ES, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Restatement, and our report dated March 15, 2012 (October 19, 2012 as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (as revised)), relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of ADA-ES, Inc. and Subsidiaries internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K/A of ADA-ES, Inc. and Subsidiaries for the year ended December 31, 2011.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

October 19, 2012